EXHIBIT NO. 99-1

               NIAGARA MOHAWK HOLDINGS REPORTS STRONGER CASH FLOW
                                IN SECOND QUARTER
              COMPANY PLANS TO RETIRE $1 BILLION IN DEBT THIS YEAR

     SYRACUSE, July 29 -- Niagara Mohawk Holdings, Inc. (NYSE: NMK) today reported that cash flow during the second quarter of 1999 continued to improve as a result of last year's Master Restructuring Agreement (MRA) with a group of Independent Power Producers (IPPs), and the POWERCHOICE agreement. Niagara Mohawk Holdings, Inc. is the parent company of Niagara Mohawk Power Corporation (Niagara Mohawk), a regulated energy delivery company with the largest service territory in New York State.

     Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the 12 months ended June 30, 1999, were $1,297 million, an increase of approximately $500 million compared to the 12 months ended June 30, 1998.
The significant improvement in EBITDA is due primarily to a reduction in payments to the IPPs.

     As expected, the company reported a loss in the second quarter of 1999.
The reported loss was $36.0 million, or 19 cents per share, as compared to a loss of $150.6 million, or $1.04 per share, for the second quarter in 1998. Niagara Mohawk's lower aggregate fuel and purchased power costs, partly offset by increased interest charges, improved earnings by $38.3 million, or 20 cents per share, during the second quarter. However, the non-cash amortization of the MRA regulatory asset reduced earnings in the second quarter by $62.8 million, or 34 cents per share. Results in the second quarter of 1999 also reflect the cost of reacquiring approximately $151.7 million of first mortgage bond debt, which reduced earnings in the second quarter by $10.8 million, or 6 cents per share, and is reflected as an extraordinary item. The loss for the second quarter of 1998 reflects the impact of the one-time, non-cash POWERCHOICE charge of $171.1 million after-tax, or $1.18 per share.

     The company reported a loss of $3.2 million, or a loss of 2 cents per share, for the 12 months ended June 30, 1999, as compared to a loss of $118.5 million, or a loss of 82 cents per share, for the same period in 1998. The loss for the 12-month period ended June 30, 1999, reflects the ongoing impacts of the MRA and POWERCHOICE, while the loss for the 12-month period ended June 30, 1998, includes the impact of the one-time, non-cash POWERCHOICE charge.

     The increased cash flow from operations, together with the proceeds from the sale of its coal-fired electric generating stations, the expected proceeds from the sale of its remaining non-nuclear generating assets, and a cash refund from the Internal Revenue Service received earlier this year, will allow Niagara Mohawk to retire more than $1 billion in debt this year. "We are committed to follow through on our strategy to retire capital and rebuild shareholder value," said William E. Davis, Chairman and Chief Executive Officer of Niagara Mohawk Holdings.

     Electric revenues in the second quarter of 1999 were $747.9 million, down
4.5 percent from the second quarter of 1998, primarily due to POWERCHOICE rate reductions and lower wholesale sales. For the 12 months ended June 30, 1999, electric revenues were $3,212.3 million, down 1.9 percent compared to the same period in 1998.

     Natural gas revenues in the second quarter of 1999 were $122.6 million, down 4.0 percent from the second quarter of 1998, primarily as a result of decreased sales due to warmer weather during the second quarter of 1999. For the 12 months ended June 30, 1999, natural gas revenues were $571.2 million, down 3.5 percent compared to the same period in 1998.

     The Consolidated Statements of Income will be filed with the Securities and Exchange Commission on Form 8-K.


NOTE: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by the company's management which, although believed by the company's management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors.

                                NIAGARA MOHAWK HOLDINGS, INC.
                                -----------------------------

                                         (Unaudited)
                                      EARNINGS REPORT
                                      ---------------
                                 (IN THOUSANDS OF DOLLARS)


                                        THREE MONTHS ENDED          SIX MONTHS ENDED         TWELVE MONTHS ENDED
                                              JUNE 30,                  JUNE 30,                JUNE 30,
                                          1999        1998         1999         1998         1999         1998
                                       ----------  -----------  -----------  -----------  -----------  -----------
Operating Revenues. . . . . . . . . .  $ 914,321   $  944,684   $2,033,455   $2,108,581   $3,917,324   $4,062,806
Operating Income (Loss) . . . . . . .     81,153     (193,538)     333,001      (61,969)     556,007      127,217
Income (Loss) Before
  Extraordinary Item. . . . . . . . .    (25,297)    (150,579)      25,535     (139,439)       7,594     (118,464)
Extraordinary Item for Loss from
  Extinguishment of Debt (Net)           (10,750)          --      (10,750)          --      (10,750)          --
Net Income (Loss) . . . . . . . . . .   ($36,047)   ($150,579)  $   14,785    ($139,439)     ($3,156)   ($118,464)
Average Number of Shares of
  Common Stock Outstanding
  (in thousands). . . . . . . . . . .    187,365      144,891      187,365      144,657      187,365      144,537
Basic and Diluted Earnings (Loss)
  per Average Share of Common Stock .     ($0.19)      ($1.04)  $     0.08       ($0.96)      ($0.02)      ($0.82)

EBITDA. . . . . . . . . . . . . . . .  $ 226,656           --   $  715,253           --   $1,296,646           --
Net Cash Interest . . . . . . . . . .  $ 102,356           --   $  212,006           --   $  442,795           --

Ratio of EBITDA to Net Cash Interest         2.2           --          3.4           --          2.9           --


NOTE 1: The above information is not given in connection with any sale or offer to sell or buy any stock or security.

NOTE 2: The company files periodic reports pursuant to the Securities Exchange Act of 1934. Accordingly, with respect to the financial information set forth above, you are requested to refer to such filings for more detailed information.

                                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                                In thousands of dollars

                                                       Three Months Ended        Six Months Ended          Twelve Months Ended
           NIAGARA MOHAWK HOLDINGS, INC.                     June 30,                 June 30,                   June 30,
                                                        1999        1998*        1999         1998*        1999*        1998*
                                                     ----------  -----------  -----------  -----------  -----------  -----------
OPERATING REVENUES:
Electric. . . . . . . . . . . . . . . . . . . . . .  $ 747,886   $  783,282   $1,597,632   $1,646,451   $3,212,325   $3,273,986
Gas . . . . . . . . . . . . . . . . . . . . . . . .    122,575      127,624      368,850      362,859      571,220      592,198
Non-utility . . . . . . . . . . . . . . . . . . . .     43,860       33,778       66,973       99,271      133,779      196,622
---------------------------------------------------  ----------  -----------  -----------  -----------  -----------  -----------
                                                       914,321      944,684    2,033,455    2,108,581    3,917,324    4,062,806
                                                     ----------  -----------  -----------  -----------  -----------  -----------

OPERATING EXPENSES:
Fuel for electric generation. . . . . . . . . . . .     47,010       51,190      104,104       98,388      245,698      205,186
Electricity purchased . . . . . . . . . . . . . . .    219,787      338,001      395,079      712,920      808,344    1,380,210
Gas purchased . . . . . . . . . . . . . . . . . . .     56,526       69,403      171,784      200,076      279,549      355,511
Other operation and maintenance expenses. . . . . .    219,947      214,128      426,290      478,447      896,757      913,017
POWERCHOICE charge. . . . . . . . . . . . . . . . .          -      263,227            -      263,227            -      263,227
Amortization of MRA regulatory asset. . . . . . . .     96,624            -      193,249            -      322,082            -
Depreciation and amortization . . . . . . . . . . .     94,109       87,951      188,925      176,010      368,834      347,004
Other taxes . . . . . . . . . . . . . . . . . . . .     99,165      114,322      221,023      241,482      440,053      471,434
---------------------------------------------------  ----------  -----------  -----------  -----------  -----------  -----------
                                                       833,168    1,138,222    1,700,454    2,170,550    3,361,317    3,935,589
                                                     ----------  -----------  -----------  -----------  -----------  -----------

OPERATING INCOME (LOSS) . . . . . . . . . . . . . .     81,153     (193,538)     333,001      (61,969)     556,007      127,217


Other income (deductions) . . . . . . . . . . . . .     (2,011)      11,085       (3,414)      18,038       27,136       36,678
---------------------------------------------------  ----------  -----------  -----------  -----------  -----------  -----------

INCOME (LOSS) BEFORE INTEREST CHARGES . . . . . . .     79,142     (182,453)     329,587      (43,931)     583,143      163,895

Interest charges. . . . . . . . . . . . . . . . . .    129,960       65,861      260,235      131,451      525,962      268,477
Preferred dividend requirement of subsidiary. . . .      9,024        9,171       18,048       18,394       36,209       36,983
---------------------------------------------------  ----------  -----------  -----------  -----------  -----------  -----------

INCOME (LOSS) BEFORE FEDERAL. . . . . . . . . . . .    (59,842)    (257,485)      51,304     (193,776)      20,972     (141,565)
  & FOREIGN INCOME TAXES
Federal & foreign income taxes. . . . . . . . . . .    (34,545)    (106,906)      25,769      (54,337)      13,378      (23,101)
---------------------------------------------------  ----------  -----------  -----------  -----------  -----------  -----------

INCOME (LOSS) BEFORE EXTRAORINDARY ITEM . . . . . .    (25,297)    (150,579)      25,535     (139,439)       7,594     (118,464)

EXTRAORDINARY ITEM FOR THE LOSS FROM
   EXTINGUISHMENT OF DEBT, NET OF INCOME
   TAXES OF $5,789. . . . . . . . . . . . . . . . .    (10,750)           -      (10,750)           -      (10,750)           -
---------------------------------------------------  ----------  -----------  -----------  -----------  -----------  -----------

NET INCOME (LOSS) . . . . . . . . . . . . . . . . .   ($36,047)   ($150,579)  $   14,785    ($139,439)     ($3,156)   ($118,464)
---------------------------------------------------  ==========  ===========  ===========  ===========  ===========  ===========

AVERAGE NUMBER OF SHARES OF COMMON
   STOCK OUTSTANDING (IN THOUSANDS) . . . . . . . .    187,365      144,891      187,365      144,657      187,365      144,537

BASIC AND DILUTED EARNINGS (LOSS)
   PER AVERAGE SHARE OF COMMON STOCK
    BEFORE EXTRAORDINARY ITEM . . . . . . . . . . .     ($0.13)      ($1.04)  $     0.14       ($0.96)  $     0.04       ($0.82)

EXTRAORDINARY ITEM. . . . . . . . . . . . . . . . .      (0.06)           -        (0.06)           -        (0.06)           -
---------------------------------------------------  ----------  -----------  -----------  -----------  -----------  -----------

BASIC AND DILUTED EARNINGS (LOSS) PER
   AVERAGE SHARE OF COMMON STOCK. . . . . . . . . .     ($0.19)      ($1.04)  $     0.08       ($0.96)      ($0.02)      ($0.82)
---------------------------------------------------  ==========  ===========  ===========  ============ ===========  ===========

Other Operating Data:

Earnings before interest charges, interest income,
income taxes, depreciation and amortization,
and other regulatory adjustments (EBITDA) . . . . .  $ 226,656            -   $  715,253            -   $1,296,646            -

Net cash interest . . . . . . . . . . . . . . . . .  $ 102,356            -   $  212,006            -   $  442,795            -

Ratio of EBITDA to net cash interest. . . . . . . .        2.2            -          3.4            -          2.9            -


NOTES:

* Prior period consolidated financial statements have been prepared from Niagara Mohawk Power Corporation's prior period consolidated financial statements, except that accounts have been reclassified to reflect the Niagara Mohawk Holdings structure.

- The above information is not given in connection with any sale or offer to sell or buy any stock or security.
- The Company files periodic reports pursuant to the Securities Exchange Act of 1934. Accordingly, with respect to the financial information set forth above, you are requested to refer to such filings for more detailed information.